EXHIBIT 99.1

Anika Announces CFO Transition

Steve Griffin Appointed Chief Financial Officer, Effective June 3, 2024

BEDFORD, Mass., May 08, 2024 (GLOBE NEWSWIRE) -- Anika Therapeutics, Inc. (NASDAQ: ANIK), a global joint preservation company in early intervention orthopedics, today announced that it has appointed Steve Griffin as the Company’s Executive Vice President, Chief Financial Officer (“CFO”) and Treasurer, effective June 3, 2024. He succeeds Michael Levitz, who has decided to step down as CFO after almost four years with the company. Mr. Levitz will remain with the Company through December 31, 2024, to ensure a smooth transition.

“We are pleased to welcome Steve to Anika as we focus on accelerating our pivot to profitability,” said Cheryl Blanchard, Ph.D., Anika’s President and CEO. “Steve is an accomplished public company leader whose ability to connect strategic, operational, and financial expertise will be a significant asset for our Company. I am confident that Steve will build on our recent momentum and partner with our operating teams to achieve the meaningful value building potential across the business.”

Dr. Blanchard continued, “On behalf of the Anika team, I’d like to thank Mike for his leadership over the past four years. Mike joined Anika in mid-2020 following our two acquisitions. His strategic and operational insights have helped Anika navigate this period of significant change while positioning the Company for an exciting future driven by thoughtful investments in Anika’s market-leading hyaluronic acid business and key product developments in the highest opportunity spaces of orthopedics. We are glad to continue benefitting from his expertise through the end of this year and wish him the best.”

“Joining Anika represents an exciting opportunity to contribute to a well-established, market-leading organization with a strong track record of developing innovative solutions in the highest opportunity spaces in orthopedics,” said Mr. Griffin. “I look forward to partnering with Cheryl and the talented Anika team to unlock new opportunities with its significant pipeline of differentiated product lines to deliver sustainable, profitable growth.”

“I’m very thankful for the opportunity to have been a part of the Anika team,” said Mr. Levitz. “The Company has navigated a challenging period and made meaningful strides, including thoughtful investments as well as targeted cost reductions that together have strengthened its core OA business, advanced a meaningful portfolio and pipeline of differentiated products leveraging Anika’s HA expertise, and maintained a healthy financial position. I am confident this progress will continue with Steve guiding our talented team and look forward to following Anika’s success for years to come.”

About Steve Griffin
Steve Griffin brings more than 15 years of experience in senior finance leadership roles and a proven track record of value creation at both large- and small-cap companies. Steve most recently served as Senior Vice President and Chief Financial Officer at VSE Corporation (NASDAQ: VSEC), where he helped orchestrate and execute a strategic transformation of a 60 year-old company through organic growth, six acquisitions, and two divestitures. In this role he was responsible for all finance, investor relations and corporate IT functions. Prior to his tenure with VSE Corporation, Mr. Griffin spent over a decade at General Electric in positions of increasing responsibility including Corporate Audit, Financial Planning and Analysis, and Divisional CFO roles. At GE, Steve worked across GE Healthcare, GE Aerospace, and GE Power, and he is also a graduate of GE’s financial management program. Mr. Griffin holds a B.S. in Finance and Accounting from Boston College and an M.B.A. from the University of Michigan.

About Anika
Anika Therapeutics, Inc. (NASDAQ: ANIK), is a global joint preservation company that creates and delivers meaningful advancements in early intervention orthopedic care. Leveraging our core expertise in hyaluronic acid and implant solutions, we partner with clinicians to provide minimally invasive products that restore active living for people around the world. Our focus is on high opportunity spaces within orthopedics, including Osteoarthritis Pain Management, Regenerative Solutions, Sports Medicine and Arthrosurface Joint Solutions, and our products are efficiently delivered in key sites of care, including ambulatory surgery centers. Anika’s global operations are headquartered outside of Boston, Massachusetts. For more information about Anika, please visit www.anika.com.

ANIKA, ANIKA THERAPEUTICS and the Anika logo are registered trademarks of Anika Therapeutics, Inc.

Forward-Looking Statements
This press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning the Company's expectations, anticipations, intentions, beliefs or strategies regarding the future which are not statements of historical fact. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks, uncertainties, and other factors. The Company's actual results could differ materially from any anticipated future results, performance, or achievements described in the forward-looking statements as a result of a number of factors including, but not limited to, (i) the Company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all; (ii) the Company's ability to obtain pre-clinical or clinical data to support domestic and international pre-market approval applications, 510(k) applications, or new drug applications, or to timely file and receive FDA or other regulatory approvals or clearances of its products; (iii) that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (iv) the Company's research and product development efforts and their relative success, including whether we have any meaningful sales of any new products resulting from such efforts; (v) the cost effectiveness and efficiency of the Company's clinical studies, manufacturing operations, and production planning; (vi) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (vii) future determinations by the Company to allocate resources to products and in directions not presently contemplated; (viii) the Company's ability to successfully commercialize its products, in the U.S. and abroad; (ix) the Company's ability to provide an adequate and timely supply of its products to its customers; and (x) the Company's ability to achieve its growth targets. Additional factors and risks are described in the Company's periodic reports filed with the Securities and Exchange Commission, and they are available on the SEC's website at www.sec.gov. Forward-looking statements are made based on information available to the Company on the date of this press release, and the Company assumes no obligation to update the information contained in this press release.

For Investor Inquiries:
Anika Therapeutics, Inc.
Mark Namaroff, 781-457-9287
Vice President, Investor Relations, ESG and Corporate Communications
investorrelations@anika.com